Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (the “Amendment”), dated as of February 16, 2021, is entered into by and between Tribune Publishing Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of July 28, 2020 (the “Agreement”);

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), by and among Tribune Enterprises, LLC (“Parent”), Tribune Merger Sub, Inc. (“Merger Sub”), and the Company, providing for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing as the surviving corporation;

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement, it is necessary and desirable to amend the Agreement to exempt the Merger Agreement, the execution and delivery thereof, and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Agreement, in each case as set forth in this Amendment;

WHEREAS, (i) Section 24 of the Agreement provides, among other things, that prior to a Section 9(a)(ii) Event, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of the holders of the Rights or Right Certificates, (ii) pursuant to Section 24 of the Agreement, an Authorized Officer of the Company has delivered a certificate to the Rights Agent stating that the proposed amendments to the Agreement set forth in this Amendment are in compliance with the terms of the Agreement, and (iii) pursuant to the terms of the Agreement and in accordance with Section 24 thereof, the Company has directed that the Agreement should be amended as set forth in this Amendment prior to the execution of the Merger Agreement; and

WHEREAS, capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

A.	Amendments to Agreement.

1.	The definition of “Acquiring Person” in Section 1(a) of the Agreement is hereby amended by inserting the following as a new paragraph at the end thereof:

“Notwithstanding anything in this Section 1(a) to the contrary, none of Parent,

Merger Sub, or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” by virtue of, or as a result of, a Permitted Event.”

2.	The definition of “Expiration Date” in Section 1(a) of the Agreement is hereby deleted in its entirety and inserting the following in lieu thereof:

“means the earliest of (i) the time immediately prior to the Effective Time, but only if the Effective Time shall occur, (ii) the Final Expiration Date, (iii) the time at which all Rights are redeemed as provided in Section 20 or exchanged as provided in Section 21 and (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in clause (ii)(A)(4) of the definition of “Beneficial Ownership” in Section 1 and Section 11(g) at which time the Rights are terminated.

3.	The definition of “Stock Acquisition Date” in Section 1(a) of the Agreement is hereby amended by inserting the following new sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of, or as a result of, a Permitted Event or the public announcement thereof.”

4.	The definition of “Acting in Concert” in Section 1(a) of the Agreement (including, for the avoidance of doubt, the entire paragraph in which such definition appears) and clause (iii) of the definition of “Beneficial Ownership” in Section 1(a) are each hereby deleted in their entirety.

5.	Section 1(a) of the Agreement is hereby further amended by inserting the following defined terms in the appropriate alphabetical order therein:

a.	“Effective Time” shall have the meaning ascribed to it in the Merger Agreement.

b.	“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 16, 2021, as the same may be amended from time to time, by and among the Company, Parent and Merger Sub, pursuant to which Merger Sub will be merged with and into the Company.”

c.	“Merger Sub” shall mean Tribune Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent.”

d.	“Permitted Event” shall mean the approval, execution, delivery, or adoption of the Merger Agreement, the performance of any obligation thereunder, or the consummation of any one or more of the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Merger Agreement).”

e.	“Section 9(a)(ii) Event” shall mean any Person, alone or together with its Affiliates and Associates, becoming, at any time after the date of this Rights Agreement, an Acquiring Person, provided, that a Section 9(a)(ii) Event shall not be deemed to have occurred by virtue of, or as a result of, a Permitted Event, and no Permitted Event shall cause the Rights to be adjusted or become exercisable in accordance with Section 9(a)(ii) or otherwise in accordance with the terms of this Rights Agreement .”

6.	Section 9(a)(ii) of the Agreement is hereby amended by deleting the beginning portion of the sentence that reads “Subject to Section 21 hereof, if any Person, alone or together with its Affiliates and Associates, becomes, at any time after the date of this Rights Agreement, an Acquiring Person (a “Section 9(a)(ii) Event”),” and replacing it with the following new sentence:

“Subject to Section 21 hereof, if any Section 9(a)(ii) Event has occurred,”

7.	Section 3 of the Agreement is hereby amended by inserting the following new subsection (e) at the end thereof:

“(e) Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of, or as a result of, a Permitted Event, and, nothing in this Rights Agreement shall be construed to give any holder of the Rights or Right Certificates or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of a Permitted Event, including the approval, execution, delivery, announcement or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement.”

8.	Section 11(c) of the Agreement is hereby amended to add the following at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, Section 11(c) shall not apply to the Merger (as defined in the Merger Agreement) or any other Permitted Event.”

9.	Section 20 of the Agreement is hereby amended by inserting the following new subsection (c) at the end thereof:

“(c) Notwithstanding anything in this Rights Agreement to the contrary, immediately prior to the Effective Time, but only if the Effective Time shall occur, (a) this Rights Agreement shall be terminated and be without further force or effect, (b) none of the parties to this Rights Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights or Right Certificates shall not be entitled to any benefits, rights or other interests under this Rights Agreement , including, without limitation, the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company or of any other Person; provided, however, that notwithstanding the foregoing, Sections 16 and 18 hereof shall survive the termination of this Rights Agreement .”

B.	Interpretation. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

C.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

D.	Effectiveness. This Amendment shall be deemed effective as of the date first written above when executed by the Rights Agent and the Company and upon the delivery of the duly executed certificate required under Section 24 of the Agreement. Except as expressly amended hereby, all of the terms and provisions of the Agreement shall continue and remain in full force and effect, and each party confirms, ratifies and approves each and every of its obligations under the Agreement, as amended by this Amendment.

E.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

F.	Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

TRIBUNE PUBLISHING COMPANY
By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent
By:
Name:
Title:

[Signature Page to Amendment No. 1 to the Rights Agreement]

CERTIFICATE

February 16, 2021

The undersigned, being a duly elected, qualified and acting officer of the Company, hereby certifies to the Rights Agent that the proposed amendments to the Agreement set forth in the foregoing Amendment are in compliance with the terms of Section 24 of the Agreement.

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IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

TRIBUNE PUBLISHING COMPANY
By:
Name:
Title: